Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

joanne freiberger, CPA, CTP, IRC
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

farand pawlak, CPA
DIRECTOR, INVESTOR RELATIONS
fpawlak@masonite.com
813.371.5839

Masonite International Corporation Reports 2020 First Quarter Financial Results and Temporarily Withdraws Annual Outlook

(Tampa, FL, May 5, 2020) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months ended March 29, 2020.

Executive Summary - 1Q20 versus 1Q19
•Net sales increased 4% to $551 million versus $530 million.
•Net income attributable to Masonite increased to $30 million from $4 million. The increase was primarily due to higher net sales and the absence of prior year charges related to divestitures.
•Diluted earnings per share increased to $1.19 from $0.15 and adjusted diluted earnings per share* increased to $1.24 from $0.81.
•Adjusted EBITDA* increased to $82 million from $65 million.
•Repurchased 567,271 shares of Masonite stock in the first quarter for approximately $35 million; temporarily suspended share repurchase program due to the impact of COVID-19.

“Masonite kicked off 2020 building strong momentum. Our North American Residential pricing strategy was successfully implemented, and our global operations were performing well, resulting in strong first quarter results despite modest headwinds from COVID-19 beginning in March," said Howard Heckes, President and Chief Executive Officer. “As this situation evolved into a global pandemic, we took swift and decisive action to protect the health and welfare of our employees while maintaining business continuity to support essential services. We are focused on maintaining financial stability, afforded by the strength of our balance sheet and liquidity. These are truly unprecedented times and we believe these actions will help us navigate near-term uncertainty and position us for further success once our end markets stabilize and recover.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.
masonite.com

First Quarter 2020 Discussion
Net sales increased 4% to $551 million in the first quarter of 2020, from $530 million in the comparable period of 2019. The increase in net sales was the result of a 4% increase in average unit price (AUP) and a 2% increase in base volume, partially offset by a 2% decrease from the combined impact of divestitures and unfavorable foreign exchange.
•North American Residential net sales were $384 million, a 9% increase compared to the first quarter of 2019, driven by a 5% increase in base volumes and a greater than 3% increase in AUP.
•Europe net sales were $71 million, a 16% decrease compared to the first quarter of 2019, due to a 9% decrease in sales volume from the net impact of divestitures and an acquisition, an 8% decrease in base volume and a 2% decrease due to foreign exchange. The declines were partially offset by a 3% increase in AUP.
•Architectural net sales were $91 million, a 7% increase compared to the first quarter of 2019, driven by a 7% increase in AUP and a 1% increase in the sale of components and other products, partially offset by a decline in base volume of less than 2%.

Total company gross profit increased 20% to $134 million in the first quarter of 2020 compared to $112 million in the first quarter of 2019. Gross profit margin increased 330 basis points to 24.4%, driven by higher AUP and increased savings from material sourcing projects and prior year restructuring actions, partially offset by higher manufacturing wages and benefits and costs related to factory start-ups and relocations.

Selling, general and administration expenses (SG&A) of $80 million increased $2 million, or 3%, compared to the first quarter of 2019. The increase in SG&A was due to professional fees driven by over $3 million of legal costs related to a previously disclosed lawsuit. SG&A as a percentage of net sales was 14.6%, a 10 basis point decrease compared to the first quarter of 2019.

Masonite had $30 million of net income in the first quarter of 2020, an increase of $26 million from the prior year, primarily due to higher AUP and base volumes, as discussed above, and the absence of prior year charges related to divestitures. Previously announced restructuring costs totaled $2 million pre-tax in the first quarter. Adjusted EBITDA* increased to $82 million in the first quarter of 2020 from $65 million in the first quarter of 2019.

Diluted earnings per share were $1.19 in the first quarter of 2020 compared to $0.15 in the comparable 2019 period. Diluted adjusted earnings per share* were $1.24 in the first quarter of 2020 compared to $0.81 in the comparable 2019 period. Diluted adjusted earnings per share* excludes the impact of $1 million in charges related to previously announced restructuring plans incurred in the first quarter of 2020, and the impact of $17 million in charges related to restructuring and the divestiture of non-core businesses in the first quarter of 2019.

Masonite repurchased 567,271 shares of stock in the first quarter for $35 million, at an average price of $61.29, prior to temporarily suspending its repurchase program on March 18, 2020.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Masonite Withdraws 2020 Outlook
The Company is withdrawing its 2020 Outlook provided on February 18, 2020 due to continued uncertainty around the impact of COVID-19 on global economies and the end markets it serves.

Heckes concluded, “Given the dynamic environment, we are not in a position to update our financial outlook at this time. We believe our cost structure, liquidity and strong balance sheet position us well for uncertain times. I am proud of the resilience and grit exhibited by the Masonite team as we navigate this global health crisis. Together we will strive to develop solutions that can build upon the momentum we demonstrated in these last two quarters and help us emerge from the COVID-19 pandemic as an even stronger partner for our customers and communities.”

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on May 6, 2020. The live audio webcast will begin at 9:00 a.m. EDT and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q1'20 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).

A telephone replay will be available approximately one hour following completion of the call through May 20, 2020. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13702305.

About Masonite
Masonite International Corporation is a leading global designer, manufacturer and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 8,500 customers in 60 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of the impact of the COVID-19 pandemic, housing and other markets, and the effects of our restructuring and strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; scale and scope of the current coronavirus ("COVID-19") pandemic on our operations, customer demand and supply chain; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of price increases and customer concentration and consolidation; tariffs and evolving trade policy and friction between the United States and other countries, including China; the impact of anti-dumping and countervailing trade cases; increases in prices of raw materials and fuel; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including anticipating demand for our products, managing disruptions in our operations, managing manufacturing realignments (including related restructuring charges), managing customer credit risk and successful integration of acquisitions; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; political, economic and other risks that arise from operating a multinational business; uncertainty relating to the United Kingdom's exit from the European Union; fluctuating exchange and interest rates; our ability to innovate and keep pace with technological developments; product liability claims and product recalls; retention of key management personnel; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility; and environmental and other government regulations, including the FCPA, and any changes in such regulations.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2026 and 2028 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
First quarter 2019 net sales	$353.7	$84.3	$85.6	$6.7	$530.3
Acquisitions, net of divestitures	—	(7.3)	—	—	(7.3)	(1.4)%
Base volume	18.2	(7.0)	(1.3)	(0.5)	9.4	1.8%
Average unit price	12.3	2.3	6.3	—	20.9	3.9%
Other	0.4	(0.3)	0.7	(0.8)	—	—%
Foreign exchange	(0.7)	(1.3)	(0.1)	—	(2.1)	(0.4)%
First quarter 2020 net sales	$383.9	$70.7	$91.2	$5.4	$551.2
Year over year growth, net sales	8.5%	(16.1)%	6.5%	(19.4)%	3.9%

First quarter 2019 Adjusted EBITDA	$53.6	$10.0	$7.6	$(5.8)	$65.5
First quarter 2020 Adjusted EBITDA	71.7	9.7	10.6	(10.4)	81.5
Year over year growth, Adjusted EBITDA	33.8%	(3.0)%	39.5%	nm	24.4%

Note: Amounts may not foot due to rounding

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 29, 2020	March 31, 2019
Net sales	$551,228	$530,311
Cost of goods sold	416,947	418,207
Gross profit	134,281	112,104
Gross profit as a % of net sales	24.4%	21.1%

Selling, general and administration expenses	80,333	78,100
Selling, general and administration expenses as a % of net sales	14.6%	14.7%

Restructuring costs	1,941	3,740
Asset impairment	—	10,625
Loss on disposal of subsidiaries	—	4,605
Operating income	52,007	15,034
Interest expense, net	11,282	11,127
Other expense (income), net	49	(1,130)
Income before income tax expense	40,676	5,037
Income tax expense	9,639	58
Net income	31,037	4,979
Less: net income attributable to non-controlling interests	1,152	1,190
Net income attributable to Masonite	$29,885	$3,789

Basic earnings per common share attributable to Masonite	$1.20	$0.15
Diluted earnings per common share attributable to Masonite	$1.19	$0.15

Shares used in computing basic earnings per share	24,861,442	25,574,910
Shares used in computing diluted earnings per share	25,214,764	25,951,484

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	March 29, 2020	December 29, 2019
Current assets:
Cash and cash equivalents	$114,375	$166,964
Restricted cash	10,644	10,644
Accounts receivable, net	303,111	276,208
Inventories, net	240,975	242,230
Prepaid expenses	33,137	33,190
Income taxes receivable	3,492	4,819
Total current assets	705,734	734,055
Property, plant and equipment, net	612,304	625,585
Operating lease right-of-use assets	123,925	121,367
Investment in equity investees	17,011	16,100
Goodwill	179,386	184,192
Intangible assets, net	171,684	184,532
Deferred income taxes	24,355	25,945
Other assets	43,650	44,808
Total assets	$1,878,049	$1,936,584

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$97,501	$84,912
Accrued expenses	145,342	180,405
Income taxes payable	1,537	2,350
Total current liabilities	244,380	267,667
Long-term debt	791,190	790,984
Long-term operating lease liabilities	112,691	110,497
Deferred income taxes	88,504	83,465
Other liabilities	45,028	47,109
Total liabilities	1,281,793	1,299,722
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 24,446,987 and 24,869,921 shares issued and outstanding as of March 29, 2020, and December 29, 2019, respectively	551,983	558,514
Additional paid-in capital	212,826	216,584
Accumulated deficit	(12,203)	(20,047)
Accumulated other comprehensive loss	(168,193)	(130,169)
Total equity attributable to Masonite	584,413	624,882
Equity attributable to non-controlling interests	11,843	11,980
Total equity	596,256	636,862
Total liabilities and equity	$1,878,049	$1,936,584

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
(In thousands)	March 29, 2020	March 31, 2019
Net income attributable to Masonite	$29,885	$3,789

Add: Adjustments to net income attributable to Masonite:
Restructuring costs	1,941	3,740
Asset impairment	—	10,625
Loss on disposal of subsidiaries	—	4,605
Loss on disposal of property, plant and equipment related to divestitures	—	2,450
Income tax impact of adjustments	(508)	(4,117)
Adjusted net income attributable to Masonite	$31,318	$21,092

Diluted earnings per common share attributable to Masonite ("EPS")	$1.19	$0.15
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$1.24	$0.81

Shares used in computing EPS and Adjusted EPS	25,214,764	25,951,484

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended March 29, 2020
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$58,811	$3,483	$4,580	$(36,989)	$29,885
Plus:
Depreciation	9,364	2,457	2,822	1,375	16,018
Amortization	595	3,562	1,922	380	6,459
Share based compensation expense	—	—	—	3,470	3,470
Loss on disposal of property, plant and equipment	1,204	3	396	19	1,622
Restructuring costs	849	(37)	862	267	1,941
Interest expense, net	—	—	—	11,282	11,282
Other expense (income), net	—	211	—	(162)	49
Income tax expense	—	—	—	9,639	9,639
Net income attributable to non-controlling interest	873	—	—	279	1,152
Adjusted EBITDA	$71,696	$9,679	$10,582	$(10,440)	$81,517

	Three Months Ended March 31, 2019
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$30,261	$(4,147)	$2,079	$(24,404)	$3,789
Plus:
Depreciation	9,079	2,382	2,741	4,083	18,285
Amortization	449	3,965	2,093	1,090	7,597
Share based compensation expense	—	—	—	2,680	2,680
Loss on disposal of property, plant and equipment	341	2,469	97	6	2,913
Restructuring costs	1,880	862	604	394	3,740
Asset impairment	10,625	—	—	—	10,625
Loss on disposal of subsidiaries	—	4,605	—	—	4,605
Interest expense, net	—	—	—	11,127	11,127
Other expense (income), net	—	(139)	—	(991)	(1,130)
Income tax expense	—	—	—	58	58
Net income attributable to non-controlling interest	986	—	—	204	1,190
Adjusted EBITDA	$53,621	$9,997	$7,614	$(5,753)	$65,479